NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	November 4, 2008

Phone: 419-891-6417

E-mail: gary_smith@andersonsinc.com

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Record Earnings Of $0.70 Per Diluted Share

MAUMEE, OHIO, NOVEMBER 4, 2008—The Andersons, Inc. (Nasdaq: ANDE), today announced third quarter net income of $12.8 million, or $0.70 per diluted share, on revenues of $906 million. In the same three month period in 2007, the company reported net income of $10.6 million, or $0.58 per diluted share, on $554 million of revenues. For the first nine months of 2008, the company’s net income was $66.3 million, or $3.60 per diluted share, on revenues of $2.7 billion. In the first nine months of 2007, The Andersons earned $45.3 million, or $2.48 per diluted share, on revenues of $1.6 billion.

The Grain & Ethanol Group’s operating income was $9.4 million in the third quarter, which was below its year earlier result of $13.7 million. The grain business benefited from significantly improved basis income, with the company recovering most of the basis losses incurred earlier in the year. Income from the ethanol business declined $8.8 million during the most recent quarter to a loss of $2.0 million due primarily to the combined performance of the company’s investments in three ethanol limited liability companies. Third quarter income from the group’s investment in Lansing Trade Group was $2.6 million, which is $1.0 million lower than last year. Total third quarter revenues for the group were $651 million; this compares to total revenues of $383 million for the same period last year. While revenues for the group are higher, such amounts do not serve as good predictors of income or economic performance in a commodity based business. During the quarter, the group purchased a grain storage facility, and leased two others. This increased the company’s storage capacity by 7.6 million bushels. The Grain & Ethanol Group’s operating income through the first nine months was $31.7 million in 2008. In 2007, operating income through September was $35.9 million. Total revenues through September 2008 and 2007 were $1.8 billion and $950 million, respectively.

The Rail Group’s operating income was $5.2 million in the third quarter on revenues of $28 million. Last year, the group reported $5.8 million of income and $34 million of revenues for the same three month period. The group recognized $0.7 million in gross margin from the sale of railcars and related leases during the quarter, which is $2.1 million less than similar sales for the same period last year. Gross profit from the leasing business was higher due to wider relet spreads, a higher utilization rate, and growth in the size of the fleet. The fleet has increased 6 percent to 24,007 cars and locomotives. The average utilization rate (the percentage of the fleet in service) for the quarter was 93.2 percent in comparison to 92.5 percent for the same period last year. The gross profit of the railcar repair and manufacturing businesses also grew during the third quarter. The group’s first nine months operating income this year was $16.5 million on $106 million of revenues. In 2007, operating income through September was $15.7 million and revenues were $102 million. Included in these results were gains on sales of railcars and related leases of $4.0 million and $7.9 million, for 2008 and 2007, respectively. A seventh railcar repair shop was opened in Ogden, Utah in September, and the group continues to explore additional railcar repair shop opportunities.

The Plant Nutrient Group had a record operating income of $7.2 million during the third quarter of 2008 on revenues of $162 million. The group reported an $0.8 million operating profit on $77 million of revenues in the third quarter of 2007. The current quarter earnings were impacted both positively and negatively by fluctuating fertilizer prices. During the quarter significant margin increases were recognized on sales made due to the inventory appreciation that occurred as a result of rising prices. Certain inventory values, however, declined sharply late in the third quarter and into the fourth quarter resulting in $13.1 million in adjustments due to adverse purchase commitments and lower of cost or market adjustments. Sales volume during the quarter was slightly above the prior year. The group’s operating income through September this year was $62.1 million on $541 million of revenues. Last year, its operating income through the first nine months was $18.4 million on revenues of $326 million.

The Turf & Specialty Group had an operating loss of $0.5 million in the third quarter this year on $23 million of revenues. Last year, the group reported a loss of $1.6 million on $18 million of revenues. Turf products tonnage increased slightly from year to year, and gross profit per ton increased considerably, due to a larger percentage of sales coming from proprietary products such as Contec DG. The group continues to see proprietary products as a growth area. Through the first nine months of 2008, the group’s operating income was $3.4 million on $99 million of revenues. Last year, its operating income was $0.9 million for the same period, and revenues were $85 million.

The Retail Group reported revenues of $41 million for the third quarter of 2008, which is slightly below the $42 million in revenues reported for the same period in 2007. This sales decline is due to the overall decline in consumer spending. For the three month period, the group’s operating loss was $0.2 million, which is an improvement over the $0.6 million operating loss in the prior year. Through nine months the group has lost $0.2 million on $127 million of revenues. Last year, the operating income through September was $0.8 million and total revenues were $131 million. Margins improved during the third quarter, which has led to year to date margins being consistent with the prior year.

Total company interest expense for the quarter and year to date are $3.3 million and $11.8 million higher than the prior year, respectively.

“Our third quarter and nine month results are both records, however, we were disappointed by the sudden turn of events in the fertilizer markets,” said President and Chief Executive Officer Mike Anderson. “The Plant Nutrient Group contributed significantly to our income during the period, however, our expectations for the group were even higher before the recent sharp decline in global fertilizer prices that led to material inventory adjustment.”

“Our current guidance is $3.50 — $4.00 per diluted share,” Mr. Anderson continued. “As we noted in the second quarter press release our former guidance was heavily influenced by the reported and expected performance of our Plant Nutrient Group. This is again true of our current guidance, which is primarily attributed to the aforementioned decline in global fertilizer prices. The current guidance is also partially attributable to the economics in the ethanol industry. Numerous other factors will also have a bearing on the full year outcome, such as; grain prices, timing of railcar sales, and the performance of our equity investments, which include Lansing Trade Group and the ethanol production facilities.”

The company will host a webcast on Wednesday, November 5, 2008 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 12 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2008	2007	2008	2007

Sales and merchandising revenues	$905,712	$553,708	$2,719,413	$1,594,425
Cost of sales and merchandising revenues	832,687	504,894	2,473,810	1,429,390

Gross profit	73,025	48,814	245,603	165,035

Operating, administrative and general expenses	48,239	39,040	136,934	116,987
Allowance for doubtful accounts receivable	333	458	2,902	1,102
Interest expense	7,497	4,174	25,140	13,386
Other income / gains:
Equity in earnings of affiliates	(619)	9,518	15,801	17,173
Other income, net	1,279	2,200	6,318	19,141
Minority interest in net (income) loss of subsidiary	1,841	549	1,588	1,065

Income before income taxes	19,457	17,409	104,334	70,939
Income taxes	6,617	6,844	38,045	25,647

Net income	$12,840	$10,565	$66,289	$45,292

Per common share:
Basic earnings	$0.71	$0.59	$3.67	$2.54

Diluted earnings	$0.70	$0.58	$3.60	$2.48

Dividends paid	$0.0850	$0.0475	$0.2400	$0.1425

Weighted average shares outstanding-basic	18,085	17,878	18,059	17,800

Weighted average shares outstanding-diluted	18,380	18,311	18,409	18,282

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2008	2007	2007

Assets
Current assets:
Cash and cash equivalents	28,541	$22,300	$22,357
Restricted cash	3,630	3,726	3,737
Accounts receivable, net	184,566	106,257	127,382
Margin deposits, net	58,077	20,467	28,970
Inventories	382,268	502,904	306,908
Commodity derivative assets — current	113,427	205,956	108,039
Other current assets	71,769	43,281	44,200

Total current assets	842,278	904,891	641,593

Investments and other assets	169,800	137,518	115,597
Commodity derivative assets	19,010	29,458	29,999
Railcar assets leased to others (net)	175,947	153,235	143,251
Property, plant and equipment (net)	118,288	99,886	100,829
	$1,325,323	$1,324,988	$1,031,269

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$43,600	$245,500	$163,400
Commodity derivative liabilities — current	80,874	122,488	77,617
Other current liabilities	370,430	359,224	244,624

Total current liabilities	494,904	727,212	485,641

Deferred items and other long-term liabilities	65,007	49,631	45,315
Commodity derivative liabilities	6,825	2,090	26,285
Long-term debt non-recourse	43,964	56,277	60,107
Long-term debt	295,207	133,195	85,302
Minority interest	10,936	12,219	12,607
Shareholders’ equity	408,480	344,364	316,012
	$1,325,323	$1,324,988	$1,031,269

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended September 30, 2008
Revenues from external customers	$651,045	$28,394	$162,018	$23,164	$41,091	$—	$905,712

Gross Profit	25,021	9,009	21,731	5,176	12,088	—	73,025

Other income / Equity in earnings of affiliates	392	84	405	76	125	(422)	660

Operating income (loss)	9,443	5,164	7,223	(497)	(155)	(1,721)	19,457

Quarter ended September 30, 2007
Revenues from external customers	$382,907	$33,890	$76,732	$17,911	$42,268	$—	$553,708

Gross Profit	16,294	10,367	6,458	3,753	11,942	—	48,814

Other income / Equity in earnings of affiliates	10,226	243	350	185	149	565	11,718

Operating income (loss)	13,706	5,792	815	(1,626)	(554)	(724)	17,409

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Nine months ended September 30, 2008
Revenues from external customers	$1,845,955	$106,346	$540,988	$98,740	$127,384	$—	$2,719,413

Gross Profit	65,595	29,260	93,805	19,368	37,575	—	245,603

Other income / Equity in earnings of affiliates	20,567	602	732	265	433	(480)	22,119

Operating income (loss)	31,670	16,464	62,132	3,385	(172)	(9,145)	104,334

Nine months ended September 30, 2007
Revenues from external customers	$950,430	$102,251	$326,200	$84,609	$130,935	$—	$1,594,425

Gross Profit	46,968	28,897	35,274	14,991	38,905	—	165,035

Other income / Equity in earnings of affiliates	27,401	765	806	380	467	6,495	36,314

Operating income (loss)	35,857	15,702	18,363	880	775	(638)	70,939